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                                                                    Exhibit 10.1


Information denoted by [*] herein has been omitted pursuant to a request for confidential treatment. This information has been filed separately with the Securities and Exchange Commission.


                            KANA COMMUNICATIONS, INC.
    [KANA LOGO]             KANA ALLIANCE PROGRAM
                            ORIGINAL EQUIPMENT MANUFACTURER AGREEMENT

This OEM Agreement (the "Agreement") by and between Kana Communications, Inc., ("Kana") a Delaware corporation having its principal place of business at 740 Bay Road, Redwood City, CA 94063, and ServiceWare Technologies, Inc. ("Kana Alliance Program Member [APM]" or "ServiceWare"), a Delaware corporation having its principal place of business at 333 Allegheny Avenue Oakmont, PA 15139, is entered into as of the date last written below ("the Effective Date").

1.    Definitions.

      a. Bundled Product is the product derived from the integration of the Software into APM's products.

      b. Documentation is the Kana documentation made available in hard copy or in electronic form with the Products or otherwise under this Agreement.

      c. End-Customer is an entity which has executed a valid license agreement for the use of Kana's Products under this Agreement.

      d. Guidelines means the then-current Kana published program guidelines for the Kana Alliance Program that have been provided to APM in writing, and any updates or revisions thereto that Kana may provide to APM from time to time in writing.

      e. Kana Qualification is the status granted to APM employees who successfully complete the training set forth in Section 9 hereof.

      f. Products shall mean all Software and all related Documentation provided therewith.

      g. Software is the machine readable (object code) version of the computer program for inbound email response (currently known as Kana Response) made generally commercially available by Kana, and any copies, updates to, or upgrades thereof. Kana reserves the right to make deletions, additions, substitutions and modifications to the Software in its sole discretion, subject to Section 19.

      h.    Territory is the world.

2.    License.

      a. Subject to the terms of this Agreement Kana grants to APM a nontransferable, nonsublicensable, nonexclusive, limited license to use and reproduce the Products for the purposes of

            i. integrating the Products with APM's products to create the Bundled Product;

            ii. sublicensing and distributing the Bundled Products in the Territory in object code form only to End-Customers for use only within the Territory;

            iii. demonstrating the Bundled Products in object code form only to potential End-Customers; and

            iv.   providing training for the Bundled Products to End-Customers.

      b. Each Bundled Product licensed by APM that incorporates Software shall be distributed by APM only pursuant to a Sublicense Agreement to which the appropriate End-Customer is bound prior to access to the Software being granted to that End-Customer, and which contains terms and conditions at least as favorable to Kana as those set forth in Kana's Software License Agreement (a copy of which is attached hereto as Exhibit A). APM agrees that it shall either: (i) enforce the Sublicense Agreement in order to protect the rights of Kana hereunder, or (ii) in the event APM fails to enforce such Sublicense Agreement or protect Kana's rights hereunder, then to the extent legally permitted APM hereby assigns its rights under such Sublicense Agreement to Kana, but only to the extent necessary to protect Kana's rights hereunder.


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      c.    APM may utilize its authorized distributors or resellers solely for the purposes of distributing the Bundled Products provided that (i) such distributors and resellers are subject to restrictions substantially similar to those set forth in this OEM agreement, (ii) APM is responsible to Kana for all acts and omissions of such distributors and resellers with regard to the Software or Products, and (iii) with the exception of [*], such distributor and resellers are subject to the [*] limitation as set forth on the Pricing Schedule and may not distribute or resell any Product with greater than [*] seats without Kana written consent, which consent will not be unreasonably withheld.

      d. No right is granted to APM hereunder to use the Products for APM's internal use (other than creating Bundled Product), or for any other use not expressly granted herein.

      e. APM may not sublicense, distribute, or otherwise resell the Products or the Software on a standalone basis. The licenses granted herein are provided solely for the purposes of enabling APM to create and sublicense the Bundled Product.

      f. Each party has concurrently licensed their respective products to the other party under separate license agreements: the Kana Master Software License Agreement (the "Kana SLA") and the ServiceWare Software License, Professional Services and Maintenance Agreement (the "ServiceWare SLA"). The licensor under each such agreement hereby agrees that products under such licenses may also be used by the licensee to support and fulfill its respective obligations under this Agreement, including to provide customer support under this Agreement and to develop the integrated Bundled Product.

      g. Kana shall provide APM with the deliverables relating to the Product and identified on Exhibit _ within five days of the Effective Date.

3.    Proprietary Rights and Software Licensing.

      a. Limitations. Except as otherwise expressly provided under this Agreement, APM shall have no right, and APM specifically agrees not to:

            i.    transfer or sublicense its license rights to any other person;
                  or

            ii. decompile, decrypt, reverse engineer, disassemble or otherwise reduce the Software to human-readable form.

      b. Upgrades and Additional Copies. For purposes of this Agreement, Software shall include (and the terms and conditions of this Agreement shall apply to) any upgrades, updates, bug fixes or modified versions (collectively, "Upgrades") or backup copies of the Software licensed or provided to APM by Kana or an authorized distributor. Subject to APM's payment of the applicable maintenance fees, Kana shall provide APM with all Updates within thirty days after Kana makes such Updates generally available.. NOTWITHSTANDING ANY OTHER PROVISION OF THIS SOFTWARE LICENSE: (1) APM HAS NO LICENSE OR RIGHT TO USE ANY SUCH ADDITIONAL COPIES OR UPGRADES UNLESS APM, AT THE TIME OF ACQUIRING SUCH COPY OR UPGRADE, ALREADY HOLDS A VALID LICENSE TO THE ORIGINAL SOFTWARE; (2) USE OF UPGRADES IS LIMITED TO APM AS THE ORIGINAL END CUSTOMER LICENSEE OR TO END-CUSTOMERS WHO OTHERWISE HOLD A VALID LICENSE TO USE THE SOFTWARE WHICH IS BEING UPGRADED; AND (3) USE OF ADDITIONAL COPIES IS LIMITED TO BACKUP PURPOSES ONLY (UNLESS APPLICABLE LICENSE FEES ARE PAID).

4.    Ownership.

      a. APM agrees that all Products furnished under this Agreement shall remain the sole and exclusive property, confidential information and trade secrets of Kana, and shall

            i. not be reproduced or copied, in whole or in part, except as necessary for use as authorized under this Agreement or unless otherwise agreed to in writing by Kana;

            ii. not be used to develop other software except as specifically provided herein; and

            i. To the extent that APM conceives, learns, or reduces to practice any work of authorship, idea or know-how (whether or not patentable) that is a derivative work, improvement or modification of the Products in the course of performance under this Agreement ("Work


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                  Product") shall be owned by APM, subject to Kana's title and other rights in the Software and the Product, provided that nothing in this Agreement shall prevent Kana from developing any technology or products similar to, or the same as, Work Product. Specifically, APM grants to Kana a world-wide permanent, irrevocable, royalty-free, unlimited, fully paid-up license to any Work Product, provided that APM shall have no obligation to provide Kana with any such Work Product except as specifically required by Kana to fulfill its obligations to APM or the End-Customers under this Agreement;

            ii. APM agrees not to assert, file or otherwise raise any claim or action against Kana for the infringement of any rights of APM in any Work Product; and

            iii. To the extent that any Work Product includes the Software or Product, or any portion thereof, APM shall treat such Work Product as Proprietary Information of Kana and not disclose or grant any rights in such Work Product to any third party (except as otherwise permitted by this Agreement).

            The parties anticipate that APM shall independently integrate the Product into the Bundled Product. Subject to such assumption, APM shall own the Bundled Products subject to Kana's title and other rights in the Software and the Product. Notwithstanding anything to the contrary Agreement, APM shall retain all title and other rights, and no license shall be granted, in the products of APM developed prior to the Effective Date or developed without use of the Products.

      b.    Trademarks, product markings and goodwill

            i. APM acknowledges that the marks "Kana", "Kana CMS", Kana logo, and all other valid trademarks, trade names or service marks of Kana (the "Marks"), and all registrations thereof, are good and valid and are solely and exclusively owned by Kana. APM agrees that it will use and display the Marks only in the form or for the purposes authorized by Kana in this Agreement. APM further acknowledges that this Agreement does not grant APM any right, title or interest in the Marks or goodwill associated with Kana and the Software as represented and symbolized by the Marks.

            ii. APM agrees not to market any of the Software under any name except such name therefor as is designated by Kana. APM shall prominently display all such Marks (with an indication that Kana is the owner and holder of the Mark(s)) in accordance with such reasonable instructions as it may receive from time to time from Kana, and shall use them as may be necessary in the solicitation of orders for the Bundled Products during the term of this Agreement. APM shall not knowingly take any action, or fail to take any action, during the term of this Agreement, which would adversely affect the validity or enforceability of Kana's Marks.

            iii. In order to preserve and protect the goodwill, reputation and image of Kana and the Software, APM shall:

                  (1) Not engage in any deceptive, misleading or unethical practices, which are detrimental to Kana or the Software;

                  (2) Refrain from making any false, misleading or deceptive representations with regard to Kana or the Software; and

                  (3) Refrain from making any representations, warranties or guarantees to End-Customers or prospective End-Customers or other third parties with respect to the specifications, features or capabilities of the Software that are inconsistent with the literature or other information approved, provided or prepared by Kana.

            iv. Immediately following the expiration or termination of this Agreement for any reason, APM shall discontinue use of the aforementioned Marks and return, or dispose of, as Kana may reasonably direct, any signs or other promotional displays directly or indirectly referencing or relating to Kana and/or any of the Software or Marks. If, after expiration or termination of this Agreement, APM makes any further use of the Marks, such use shall be deemed a breach of this Agreement for which a remedy at law may not exist. In such case, Kana shall be entitled to seek immediate injunctive relief from an appropriate court.


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      c.    APM agrees that each copy of any Products, and all packaging media used for their distribution, shall include reproductions of the copyright notices and other proprietary legends of Kana as Kana designates, in computer object code format or otherwise, which accompany such items. APM shall not remove, efface or obscure any copyright notices or other proprietary notices or legends from any Kana materials provided herein.

5. Proprietary Notices. APM agrees to maintain and reproduce all copyright and other proprietary notices on all copies, in any form, of the Software in the same form and manner that such copyright and other proprietary notices are included on the Software. Except as expressly authorized in this Agreement, APM shall not make any copies or duplicates or any Software without the prior written permission of Kana. APM may make such backup copies of the Software as may be necessary for APM's lawful use, provided APM affixes to such copies all copyright, confidentiality, and proprietary notices that appear on the original.

6.    Obligations of APM.

      a.    APM shall:

            i. Integrate the Software into APM's products to create the Bundled Product;

            ii. Promote Kana, and promote and sublicense, install, support and/or maintain (as hereinafter defined) the Software and the Bundled Product;

            iii. Inform current and potential End-Customers of new Software and Bundled Product offerings, as well as of enhancements to current Software;

            iv. Include with the Software any and all documentation included by Kana at time of shipment or as otherwise reasonably required by Kana prior to the time of shipment;

            v. Maintain reasonable demonstration units and facilities for supporting, marketing and promotion of the Software and the Bundled Product;

            vi. Represent Kana and the Software in a professional, responsive and favorable manner at all times;

            vii. Provide installation, integration and other services to End-Customers at professional standards;

            viii. Promptly transmit to Kana any current or potential
                  End-Customer complaints concerning Kana or the Software;

            ix. Make professional and timely responses to prospective End-Customer leads to the extent provided by Kana;

            x. Use its reasonable efforts to inform Kana of any violations or infringements under any agreement under which the Bundled Products are distributed of which APM is aware;

            xi. participate in reasonable relationship marketing activities between Kana and APM as specified in the Guidelines including but not limited to joint press releases and company logo exchange;

            xii. place the Kana logo and the "Powered by Kana" mark on APM's website;

            xiii. allow Kana to use APM's name as a reference, including without limitation, use of APM's name in (a) a press release that is mutually agreed upon in writing, which agreement by APM shall not be unreasonably withheld and (b) on other promotional materials as the parties may agree;

            xiv. not publish or otherwise distribute the results of any tests, benchmarking or other analysis of the Products without Kana's prior written consent;

            xv. forthwith notify Kana if it becomes aware that the arrangements contemplated by this Agreement are or likely to be in breach of any laws or regulations;

            xvi. have any of its personnel engaged in the sale and support of the Software are certified by Kana pursuant to the section of this Agreement entitled `TRAINING'; and

            xvii. Within thirty (30) days following the Effective Date of this
                  Agreement, prepare and provide to Kana a written forecast of anticipated Software licenses under this Agreement for the next



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                  twelve (12) months. APM shall prepare and provide an
                  updated forecast monthly thereafter. Such forecasts are not binding on Kana or APM.

            xviii.

            xix. During the term of this Agreement, APM agrees to provide Kana with a discount on all consulting, implementation and similar services for APM software licensed by Kana under the ServiceWare SLA.

7. Support. APM shall provide support to APM's End-Customers subject to the terms contained herein and subject to the terms at least as favorable to End-Customers as those contained within the Support Agreement attached hereto as Exhibit B.

8.    Obligations of Kana. Kana shall:

      a. make Products available to APM, and for APM's use subject to the terms of this Agreement;

      b. when planning joint marketing events with APM, make reasonable efforts to actively participate in such events, by, for example, giving talks, giving information to End-Customers, or helping organize such events; and

      c. furnish to APM, at no charge, reasonable quantities of sales aids, product briefs, brochures, and similar literature and material normally made available to End-Customers.

      d. Include APM as a "Premier Partner" in Kana's Partner Program and provide APM with all benefits related to such Partner category.

      e. During the term of this Agreement, Kana agrees to provide APM with a discount on all consulting, implementation and similar services for Kana software licensed by APM under the Kana SLA.

9.    Training.

      a. APM shall fulfill the reasonable training requirements as set forth in the Guidelines, which may be updated in a reasonable manner from time to time by Kana. In addition, APM shall agree to receive and/or attend additional sales or technical training as directed by Kana as reasonably necessary for APM to fulfill its obligations under this Agreement.

      b. The parties shall jointly develop a training plan to allow APM to meet the foregoing obligations.

      c. Kana shall provide APM with reasonable sales or product training at the discounts set forth in the Guidelines and this Agreement. APM shall bear all travel, lodging and other related expenses that its trainees may incur in attending these sessions.

      d. In conjunction with APM, Kana will determine the need for specialized training. If the parties to the Agreement decide that such training is necessary, Kana will conduct these courses. Cost of the training shall be at Kana's then-current rates less the discounts as set forth in the Guidelines.

10. Non-Exclusivity By Kana. Kana may appoint other companies to purchase, resell, license, sublicense, install, support, maintain and/or otherwise distribute one or more of its Software, including without limitation, those that may compete with APM. Kana reserves the sole and exclusive right to solicit, authorize, approve, disapprove or terminate any current or prospective reseller. Nothing in this Agreement shall be construed to prohibit Kana from selling, licensing, sublicensing, installing, supporting, maintaining and/or otherwise distributing its Software directly, indirectly, or through other channels.

11. Non-Exclusivity By APM. APM may sell any software or products the functionality of which is substantially similar to that of any Software, and may sell any APM product without bundling it with Products.

12.   Limited Warranty.

      a. Notwithstanding any other provision hereof, Kana's sole and exclusive warranty with respect to the Products sold hereunder are set forth in Kana's Limited Warranty Statement delivered with the Product and such limited warranty shall apply only to the Products and not to the Bundled Products. APM SHALL NOT MAKE ANY ADDITIONAL WARRANTY COMMITMENT,


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            WHETHER WRITTEN OR ORAL, ON KANA'S BEHALF. APM shall indemnify
            Kana for any warranties made in addition to Kana's standard warranty and for any misrepresentation of Kana's Products.

      b. KANA DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

      c. APM DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

13.   Confidential Information.

      a. Each party (the "Receiving Party") acknowledges that, during the term of this Agreement, it may receive from or on behalf of the other party (the "Disclosing Party"), confidential or proprietary information relating to the Disclosing Party ("Proprietary Information"). Such Proprietary Information shall belong solely to the Disclosing Party and includes, but is not limited to, this Agreement, trade secrets, know-how, inventions (whether or not patentable), techniques, processes, programs, ideas, algorithms, schematics, testing procedures, software design and architecture, computer code, internal documentation, design and function specifications, product requirements, problem reports, analysis and performance information, software documents, and other technical, business, product, marketing and financial information, plans and data. The Software and related documentation shall be deemed Kana's Proprietary Information.

      b. During and after the term of this Agreement, the Receiving Party shall:

            i. not use or disclose (except as expressly authorized by this Agreement) Proprietary Information without the prior written consent of the Disclosing Party.

            ii. take all reasonable measures to maintain the Proprietary Information in confidence, but no less care than the Receiving Party uses to protect its own Proprietary Information of like kind;

            iii. disclose Proprietary Information only to those of its employees and consultants as are necessary for purposes of this Agreement, and only after such employees and contractors have agreed in writing to be bound by obligations of confidentiality substantially equivalent to those contained in this Agreement;

      c.    Proprietary Information shall not include information that:

            i. becomes public without breach of this Agreement by the Receiving Party, its officers, directors, employees or agents;

            ii. was previously in the Receiving Party's possession (in written or other recorded form) with no obligation to maintain confidentiality;

            iii. was received by from a third party not under any obligation of confidentiality to the Disclosing Party; or

            iv. was developed by the Receiving Party's employees, agents, contractors, and/or representatives independently of, and without reference to, any Proprietary Information.

14.   Payment

      a. APM shall pay to Kana the amounts, including the minimums, as set forth in Schedule A. All License and APM Fees are exclusive of shipping, taxes (other than taxes on Kana's income or net worth), duties and the like, which shall be paid by APM. All late payments shall be assessed a service charge of 1.5% per month to the extent allowed by law. For international shipments, outside the United States, APM will be responsible in advance for all applicable shipping charges, taxes, customs charges, duties, brokerage fees or common carrier charges.


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

      b. APM shall not be obligated to pay any compensation to any Kana reseller or distributor that may be entitled to a commission or other payment arising from sales of Products within the Territory.

15.   Term and Termination.

      a. This Agreement shall commence on the Effective Date and continue until December 31, 2001 (the "Initial Term"), unless extended by written agreement of both parties or sooner terminated as set forth below.

Either party may, upon twenty (20) days written notice, terminate this Agreement in the event (a) there is a change of ownership of the other party (i.e. purchase or sale by one person or other entity) of fifty percent (50%) or more of such party's market valuation to a competitor of the first party; or (b) there is an acquisition or transfer of a controlling interest in the other party to a competitor of the first party and (c) the other party makes a greater than 50% investment (including an acquisition) of a competitor of the first party. For purposes of this Section, APM's competitors shall consist of [*] and [*], and their respective affiliates

      b. This Agreement may be terminated immediately by either party through written notice under any of the following conditions:

            i. Either party ceases to carry on business as a going concern, either party becomes the object of the institution of voluntary or involuntary proceedings in bankruptcy or liquidation (and such proceedings are not dismissed within thirty (30) days), or a receiver is appointed with respect to a substantial part of its assets.

            ii. Either party breaches any of the material provisions of this Agreement and fails to remedy such breach within thirty (30) days after written notification by the other party of such breach.

      c.

      d. Upon termination of this Agreement, all rights and licenses granted hereunder shall terminate; provided, however, that any licenses granted to End-Customers prior to termination or expiration to use the Bundled Products shall survive termination or expiration. In addition, should APM terminate this Agreement during the Initial Term due to Section 15.b, then APM shall be entitled to a refund of all amounts paid for that portion of prepaid royalties and maintenance fees that are unused.

      e. Additionally, upon termination, APM shall immediately return to Kana all Proprietary Information and data (including all copies thereof) of Kana then in APM's possession or custody or control including, without limitation:

            i.    All technical materials and business plans supplied by Kana;

            ii.   All manuals covering Products; and

            iii.  Any customer or prospect lists provided by Kana.

      f. Additionally, upon termination, Kana shall immediately return to APM all Proprietary Information and data (including all copies thereof) of APM then in Kana's possession or custody or control including, without limitation:

            i.    All technical materials and business plans supplied by APM;

            ii.   All manuals covering APM's products; and

            iii.  Any customer or prospect lists provided by APM.

      g. THE PARTIES AGREE IN THE EVENT OF TERMINATION OF THIS AGREEMENT FOR ANY REASON, NEITHER PARTY SHALL HAVE ANY RIGHTS TO DAMAGES OF ANY NATURE RELATED TO SUCH TERMINATION (BUT NOT LIMITING ANY CLAIM FOR DAMAGES A PARTY MIGHT HAVE ON ACCOUNT OF THE OTHER PARTY'S BREACH OF THIS AGREEMENT, EVEN IF THE BREACH GAVE RISE TO TERMINATION, SUCH LIABILITY BEING GOVERNED BY AND SUBJECT TO THE LIMITATIONS SET FORTH ELSEWHERE IN THIS AGREEMENT), SPECIFICALLY INCLUDING NO RIGHTS TO DAMAGES FOR COMMERCIAL SEVERANCE PAY, WHETHER BY WAY OF LOSS OF


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            FUTURE PROFITS, EXPENDITURES FOR PROMOTION OF ANY PRODUCTS, OR OTHER
            COMMITMENTS IN CONNECTION WITH THE BUSINESS AND GOOD WILL OF EITHER PARTY. EACH PARTY EXPRESSLY WAIVES AND RENOUNCES ANY CLAIM TO COMPENSATION OR INDEMNITIES FOR ANY TERMINATION OF A BUSINESS RELATIONSHIP.

16.   Audit.

      a. APM shall keep full, true, and accurate records and accounts of all information relevant to APM's use of the Products and APM's obligations under this Agreement. APM shall make these records available for audit by Kana upon fifteen (15) days prior written notice, during regular business hours at APM`s principal place of business; provided that (i) any such audit shall be conducted in a manner to minimize any disruption to APM's business, (ii) no more than two such audits shall be conducted in any twelve month period, and (iii) all information obtained during such audit shall be the Proprietary Information of APM.

      b. Kana shall have the right, at its reasonable discretion (subject to any confidentiality or other agreements between APM and End-Customer) to inspect any work undertaken or performed by APM related to the Products in order to determine that APM is complying with the terms of this Agreement; provided that (i) any such inspection shall be conducted in a manner to minimize any disruption to APM's business, (ii) no more than two such inspections shall be conducted in any twelve month period, and (iii) all information obtained during such inspections shall be the Proprietary Information of APM.

17. Force Majeure. Neither party shall be liable for any delay or failure in performance due to events outside the defaulting party's reasonable control, including without limitation acts of God, earthquake, labor disputes, shortages of supplies, riots, war, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control The obligations and rights of the excused party shall be extended on a day to day basis for the time period equal to the period of the excusable delay.

18. Product Changes. Modifications which do not affect the form, fit, function or interface of a Product or which Kana reasonably deems necessary to comply with governmental regulations, to make the Product non-infringing with respect to any patent, copyright or other proprietary interest may be made at any time by Kana without prior notice to or consent of APM. Kana shall notify APM in writing of any Product changes other than those set forth in the previous sentence at least ninety (90) days prior to the effective date of the changes. Kana shall not make any change to Products during the term that would significantly reduce the functionality or change the interface for the Products.

19. Compliance with Laws. APM shall obtain all licenses, permits and approvals required by any government and shall comply with all applicable laws, rules, policies and procedures including requirements applicable to the use of Products under telecommunications and other laws and regulations, of any government where the Products are to be sold, used or deployed by APM or its customers (collectively "Applicable Laws"). APM will indemnify and hold harmless Kana for any violation or alleged violation of any Applicable Laws APM. APM shall comply with all Applicable Laws. APM shall not act in any fashion or take any action or permit or authorize any action which will render Kana liable for a violation of the U.S. Foreign Corrupt Practices Act, which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist it or Kana in obtaining or retaining business. APM will not violate such act in connection with the sale or distribution of Kana Products and/or services. APM will notify Kana in writing if any of its owners, partners, principals, officers, and employees are or become during this term of this Agreement officials, officers or representatives of any government or political party or candidates for political office.

20.   Limited Warranties

      a.    Limited Software Warranty. Kana warrants that, for a period of sixty
            (60) days from the date of delivery of the Software to End-Customers., (a) the Software will perform substantially in accordance with the accompanying printed materials, and (b) the medium upon which the Software is provided by Kana to End-Customer shall be free from defects in material and workmanship under normal use. This warranty covers only problems reported to Kana during the warranty period.

      b. Warranty Tracking. It is APM's obligation to to track Software warranties for its End-Customers. Kana assumes no responsibility to monitor or inform APM of the tracking or expiration of applicable warranties for Software sold or licensed by APM; such responsibility is solely that of APM.

      c. Exclusions From Warranties. KANA DOES NOT WARRANT THAT THE OPERATION OF ANY SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE. THE LIMITED WARRANTIES PROVIDED HEREIN ARE NON-TRANSFERABLE, CONTINGENT UPON THE PROPER INSTALLATION AND USE OF THE RESPECTIVE SOFTWARE IN ACCORDANCE WITH KANA'S SPECIFICATIONS, AND SUBJECT TO ALL LIMITATIONS AND RESTRICTIONS SET FORTH HEREIN. THESE WARRANTIES DO NOT APPLY TO ANY SOFTWARE THAT (i) IS IN AN OPERATING ENVIRONMENT THAT DOES NOT COMPLY WITH KANA'S PREVIOUSLY PUBLISHED SPECIFICATIONS; (ii) HAS BEEN REPAIRED OR MODIFIED BY PERSONS OTHER THAN KANA OR ITS AUTHORIZED TECHNICIANS; OR (iii) HAS BEEN DAMAGED OR RENDERED UNSERVICEABLE BY IMPROPER MAINTENANCE, ABUSE OR NEGLIGENCE ON THE PART OF OTHERS THAN KANA.

      d. Limited Remedies Under Warranties. Subject to the restrictions and limitations contained herein, and within the applicable warranty period, Kana shall, at its sole option, repair or replace defective or nonconforming Software or components thereof; provided however, that Kana is notified in writing of the defect or nonconformity within the applicable warranty period. All replaced Software or components thereof shall become Kana's property. THIS LIMITED REMEDY CONSTITUTES APM'S SOLE AND EXCLUSIVE REMEDY UNDER THE LIMITED WARRANTIES.

      e. Disclaimer of Other Warranties. THE EXPRESS WARRANTIES SET FORTH HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED.

21.   Indemnification.

      a. APM agrees, at its own expense, to defend or, at its option, to settle, any claim or action brought against Kana to the extent it is based on a claim that (i) APM has intentionally or recklessly misrepresented the Product, or (ii) an APM product as used within the scope of the license granted by APM infringes or violates any patent, copyright, trademark, or trade secret of a third party, and will indemnify and hold Kana harmless from and against any damages, costs and fees reasonably incurred (including reasonable attorneys' fees) that are attributable to such claim or action or which are assessed against Kana in a final judgment. Kana agrees that APM shall be released from the foregoing obligation unless Kana provides APM with: (i) prompt written notification of the claim or action provided that failure to provide such notice will relieve APM of its obligation only to the extent prejudiced thereby.; (ii) sole control and authority over the defense or settlement thereof; and (iii) all reasonably available information, assistance and authority to settle and/or defend any such claim or action. Notwithstanding the foregoing, APM shall have no liability hereunder based on (i) use of a superseded or modified release of the APM product, except for such alteration(s) or modification(s) which have been made by APM or under APM's direction, if such infringement would have been avoided by the use of a current unaltered release of the Software that Kana has provided to Customer, or (ii) the combination, operation, or use of any APM product with programs not furnished by APM if such infringement would have been avoided by the use of the APM product without such programs.

      b. Kana agrees, at its own expense, to defend or, at its option, to settle, any claim or action brought against APM to the extent it is based on a claim that the Software or Product as used within the scope of this Agreement infringes or violates any patent, copyright, trademark, or trade secret of a third party, and will indemnify and hold APM harmless from and against any damages, costs and fees reasonably incurred (including reasonable attorneys' fees) that are attributable to such claim or action or which are assessed against APM in a final judgment. APM agrees that Kana shall be released from the foregoing obligation unless APM provides Kana with: (i) prompt written notification of the claim or action provided that failure to provide such notice will relieve Kana of its obligation only to the extent prejudiced thereby; (ii) sole control and authority over the defense or settlement thereof; and
                 (iii) all reasonably available information, assistance and authority to settle and/or defend any such claim or action. Notwithstanding the foregoing, Kana shall have no liability hereunder based on (i) use of a superseded or modified release of the Software, except for such alteration(s) or modification(s) which have been made by Kana or under Kana's direction, if such infringement would have been avoided by the use of a current unaltered release of the Software that Kana has provided to Customer, or (ii) the combination, operation, or use of any Software furnished under this Agreement with programs not furnished by Kana if such infringement would have been avoided by the use of the Software without such programs. In the event that an injunction is obtained against APM prohibiting use of the Software by reason of Kana's infringement of a patent, copyright or other intellectual property right of any third party, Kana will, at its option and expense, either (a) secure for APM the right to continue using the Software; (b) replace or modify the Software to make it non-infringing; or (c) direct APM to discontinue using the Software, and provide APM with a refund of the fees paid therefore, prorated over a five (5) year period from the Effective Date.

            c. THE FOREGOING INDEMNITIES REPRESENT THE SOLE REMEDY FOR EACH INDEMNIFIED PARTY WITH RESPECT TO THE MATTERS COVERED BY SUCH INDEMNITIES.

22. Limitation of Liability. EXCEPT FOR CLAIMS ARISING UNDER SECTION 21, NOTWITHSTANDING ANYTHING ELSE HEREIN, ALL LIABILITY OF THE PARTIES AND THEIR SUPPLIERS UNDER THIS AGREEMENT OR OTHERWISE SHALL BE LIMITED TO THE MONEY PAID TO KANA UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY. THIS LIMITATION OF LIABILITY IS CUMULATIVE AND NOT PER INCIDENT. IN NO EVENT SHALL EITHER PARTY OR ITS SUPPLIERS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR LOST DATA, OR ANY OTHER INDIRECT DAMAGES, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF SUCH PARTY OR ITS SUPPLIERS HAVE BEEN INFORMED OF THE POSSIBILITY THEREOF.

23. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile (followed by the actual document in air mail/air courier); (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or six (6) days for international mail); or (d) one (1) day after deposit with a commercial express courier specifying next day delivery (or two (2) days for international courier packages specifying 2-day delivery), with written verification of receipt. All communications will be sent to the addresses set forth on the cover sheet of this Agreement or such other address as may be designated by a party by giving written notice to the other party pursuant to this paragraph.

24.   General.

      a. Choice of Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Delaware, United States of America as if performed wholly within the state and without giving effect to the principles of conflict of law. The parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods.

      b. No Waiver. No waiver of rights under this Agreement by either party shall constitute a subsequent waiver of this or any other right under this Agreement.

      c. Assignment. Neither this Agreement nor any rights under this Agreement, other than monies due or to become due, shall be assigned or otherwise transferred by either party (by operation of law or otherwise) without the prior written consent of the other party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties.

      d. Severability. In the event that any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any Court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect.

      e. Attorneys' Fees. In any suit or proceeding relating to this Agreement, the prevailing party will have the right to recover from the other its reasonable costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit of proceeding, including costs, fees and expenses upon appeal, separately from and in addition to any other amount included in such judgment. This provision is intended to be severable from the other provisions of this Agreement, and shall survive and not be merged into any such judgment.

      f. No Agency. This Agreement does not create any agency, partnership, joint venture or franchise relationship. Neither party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever.

      g. During the term of this Agreement, neither party shall, directly or indirectly, solicit to hire any employee of the other party that is involved in the integration, implementation and other worked associated with this Agreement, except with the prior written consent of such other party; provided, however, that neither party shall be prevented from (i) soliciting to hire employees through classified advertising or (ii) hiring any employee of the other so long as such hiring was not initially solicited, directly or indirectly, by the proposed hiring party.

      h. Survival. Sections 3.a, 13, , 15.e, , 21, 22, 23 and 24 shall survive the termination of this Agreement.

      i. Sole Agreements. This Agreement, the Kana SLA and the ServiceWare SLA represent the complete agreement between the parties hereto concerning the subject matter of this Agreement, the Kana SLA and the ServiceWare SLA and replaces any prior oral or written communications between the parties. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. This Agreement may only be modified by a written document executed by the parties hereto. Any orders accepted or Products delivered by Kana after the date of this Agreement is signed by APM but before the Effective Date, shall upon the Effective Date be deemed covered by the terms and conditions of this Agreement, except for any deviations in price.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed. Each party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Agreement.


Kana Communications, Inc. ("Kana")        Serviceware Technologies, Inc. ("APM")

/s/ Franklin P. Huang                     /s/ Mark Finkel
----------------------------------        --------------------------------------
Authorized Signature                      Authorized Signature

Franklin P. Huang                         Mark Finkel
----------------------------------        --------------------------------------
Name                                      Name

September 22, 2000                        September 22, 2000
----------------------------------        --------------------------------------
Date                                      Date

Kana Communications, Inc.                 Serviceware Technologies, Inc.
740 Bay Road                              333 Allegheny Avenue
Redwood City, CA 94063                    Oakmont, PA 15139
Attention:  General Counsel               Attn:  Corporate Counsel
Facsimile:  (650) 474-8507                Facsimile:  (412) 826-0577

                                   Schedule A
                             Payments and Royalties



                                  KANA PRODUCT

Products Covered. Only the Kana Response product is available under the terms of this OEM Agreement. Upon signing, Kana shall promptly provide ServiceWare with a Master Disk of the Kana Response product from which ServiceWare may make additional copies for use under the terms of this Agreement. License keys shall be requested separately from Kana pursuant to a process to be established between the parties.

         Provided ServiceWare is current on maintenance and support payments, Kana shall provide additional Master Disks shortly after updates to the applicable Kana Product are made generally available.




                             OEM PRICING AND PAYMENT


1. QUARTERLY ROYALTY. Within seven (7) days following the end of each calendar quarter beginning with the quarter ended September 31, 2000, ServiceWare shall pay Kana a royalty (the "Quarterly Royalty") equal to [*] percent ([*]%) of the gross license revenue, as recognized in accordance with ServiceWare's then standard accounting procedures, for the eService Suite product line (and excluding other product lines such as RightAnswers.com) of ServiceWare for the quarter just ended (the "ServiceWare Gross License Revenue"). The Quarterly Royalty shall be calculated as follows:

         Quarterly Royalty = [*]% times (ServiceWare Gross License Revenue minus [*])

         (The definition of [*] is set forth below under "Seat Limitation/[*])

         Such Quarterly Royalty shall be accompanied by a report detailing the amounts of all transactions involving Kana and Bundled Products to support the Quarterly Royalty calculation, including the quantities and pricing and application of the Initial and other guaranteed Orders, and such other information as Kana may reasonably request.

II. SEAT LIMITATION/ [*]. Except as set forth in this Section II, ServiceWare may not sublicense or otherwise distribute more than [*] seats of any Kana Product to any single End-Customer. In order to accommodate any End-Customer that desires more than [*] seats of any Kana Product, the following pricing shall apply:

         a. For each additional seat above [*] for any End-Customer ("[*]"), ServiceWare shall pay to Kana a royalty equal to [*] percent ([*]%) of the then applicable territorial list price for the seat (the "[*]"). Such payment shall be made no later than the earlier of (i) forty-five (45) days after the draw-down of the seats from Master Disk and (ii) the date of payment of the Quarterly Royalty in which such seats are reflected.

         b. "[*]" shall mean the revenue that ServiceWare recognizes from the sublicense of the applicable [*]; provided however, that in calculating the [*], any discounts or premiums applied to the [*] shall be consistent with other discounts/premiums provided to the applicable End-Customer.

III. MINIMUM COMMITMENT. ServiceWare agrees that Kana shall receive at least $[*] in revenue under this Agreement on or prior to June 15, 2001 (the "Minimum Commitment").

         A. INITIAL ORDER. Effective the signing of this OEM Agreement, ServiceWare hereby orders $[*] of Kana Products under the Master Disk. Such $[*] shall be non-refundable (except as expressly set forth in the Agreement) and shall be paid immediately upon signing. This Initial Order may be used by ServiceWare to satisfy any End-Customer orders (whether a Quarterly Royalty order or a [*] order) for a period of twelve
                  (12) months following the effective date of the Initial Order, and shall be credited against any Quarterly Royalty or a [*] due for orders placed within such twelve months.

         B. SECOND ORDER. Effective June 15, 2001, ServiceWare hereby orders $[*] Kana Products under the Master Disk. Such $[*] shall be non-refundable (except as expressly set forth in the Agreement) and shall be paid on June 15, 2001. This Second Order may be used by ServiceWare to satisfy any End-Customer orders (whether a Quarterly Royalty order or a [*] order) for a period of twelve (12) months following the effective date of the Second Order, and shall be credited against any Quarterly Royalty or a [*] due for orders placed within such twelve months.


IV.      SUPPORT FEES.

         ServiceWare agrees to provide Level 1 and 2 support to End-Customers. Kana shall provide Level 3 support as well as updates and upgrades are provided under this OEM Agreement in accordance with the "Support Schedule.". The fees ("Support Fees") for such maintenance and support services shall equal [*] percent ([*]%) of the royalties, calculated and paid as follows:

         1. For the Initial Order, a Support Fee equal to [*]% of the Initial Order (ie, $[*]) shall be due with thirty (30) days of the Initial Order. Such Support Fee shall cover support for the Initial Order from the Effective Date through December 31, 2001.

         2. For the Second Order, a Support Fee equal to [*]% of the $[*] Order prorated for the remainder of 2001 (i.e. $[*]) shall be paid within thirty (30) days of the Second Order and shall cover support through December 31, 2001.

         3. To the extent that the prepaid licenses are exceeded and additional licenses are required the same mechanism will apply whereby Kana will provide 90 days at no charge and then bill at a prorated amount until the end of the Initial Term of December 31, 2001.

After December 31, 2001, should the parties agree to extend or renew the Agreement, Serviceware can renew maintenance for the entire amount of licenses purchased at the rate of [*]% annually.

                        [KANA COMMUNICATIONS, INC. LOGO]

                            KANA COMMUNICATIONS, INC.
                        MASTER SOFTWARE LICENSE AGREEMENT


This Software License Agreement ("Agreement") is effective as of ______________, 200__ ("Effective Date"), and is made by and between: KANA COMMUNICATIONS, INC., a Delaware corporation , with its principal place of business at 740 Bay Road, Redwood City, California 94063 ("KANA") and, SERVICEWARE TECHNOLOGIES, INC., a Delaware corporation, with its principal offices at 333 Allegheny Avenue, Oakmont, Pennsylvania, 15139 ("CUSTOMER").


Whereas, Customer wishes to obtain a license to use the software product identified in Schedule A and associated documentation provided by Kana under this Agreement (collectively, the "Software"); the parties agree as follows:

1. License.

a. Subject to the terms of this Agreement, and upon execution by Customer of this Agreement and an Order, Kana grants to Customer a nonexclusive, perpetual (except as provided in Section 8 of this Agreement), nontransferable, nonsublicensable, license to allow the maximum number of Users to access and use the Software solely for Customer's business operations in the designated Territory and only in accordance with the standard documentation supplied with the Software by Kana or as otherwise agreed to by the parties , subject to Schedule A.

b. User means each unique person or automated program that is enabled to access the Software. Territory shall be the United States unless otherwise specified in Schedule A. Order means the document substantially in the form of Schedule D hereto, by which Customer orders Software, Maintenance, Support, and/or Services, which shall be in a form of an addendum to this Agreement and signed by both Customer and Kana.

c. Upon execution by Kana and Customer of additional Orders, and subject to Customer being in compliance with its obligations under this Agreement, Customer agrees to pay the additional License Fee and Maintenance Fees therefor, and Kana agrees to license additional Software to Customer, or to increase the maximum number of Users authorized for any particular Software. The prices set forth on Schedule A expire as set forth on Schedule A.

2. Ownership of Software. As between the parties, title to and ownership of the Software, all proprietary rights therein, any accompanying printed materials and all copies and portions thereof shall be and at all times remain in Kana and its third party licensors. The Software and accompanying printed materials are protected by copyright, trademark and trade secret laws and international treaty provisions. Nothing in this Agreement shall grant to Customer any ownership or title to the Software.

3. Customer Obligations. Customer agrees that it shall not, nor shall it permit any third party to, (a) distribute, rent, sell or otherwise transfer the Software to any third party, provided that Customer may allow its third party consultants to use the Software solely to support Customer's use of the Software as provided herein, but only to the extent such consultants have executed an agreement with Customer which provides at least as much protection for Kana as the terms of this Agreement; (b) use the Software for the benefit of any third party in a service bureau or outsourcing capacity; (c) reverse assemble, reverse compile or reverse engineer the Software, or otherwise attempt to discover any Software source code or underlying Proprietary Information (as defined below);
(d) remove, efface or obscure any copyright notices, logos or other proprietary notices or legends in the Software (whether Kana's or its third party partners) or from any Kana materials; (e) export or re-export, or allow the export or re-export of any Proprietary Information (as defined below) or any copy or direct product thereof in violation of any restrictions, laws or regulations;
(f) copy the Software except as expressly permitted in this Agreement for Customer's use and for a reasonable number of copies of the Software for Customer's non-production back-up or archival purposes; or (g) use the Software for delivering UCE. "UCE" means any unsolicited commercial electronic mail message that was sent without the recipient previously registering with or transacting with the sender. Customer shall comply with all applicable laws and restrictions and regulations of the United States or any foreign agency or authority.

4. Confidentiality. Each party acknowledges that, during the term of this Agreement, it (the "Receiving Party") may receive from or on behalf of the other party (the "Disclosing Party"), information relating to the Disclosing Party ("Proprietary Information"). Such Proprietary Information shall belong solely to the Disclosing Party and includes, but is not limited to, the terms of this Agreement (but not the existence of this Agreement), trade secrets and other technical, business, product, computer programs, marketing and financial information, development plans and any data not previously known that should reasonably be considered confidential or proprietary. The Software shall be deemed Kana's Proprietary Information. During and after the term of this Agreement, the Receiving Party shall: (i) not use (except as expressly authorized by this Agreement) or disclose Proprietary Information without the prior written consent of the Disclosing Party; (ii) take all reasonable measures to maintain the Proprietary Information in confidence; and (iii) disclose Proprietary Information only to those of its employees and consultants who have a confidentiality obligation in writing to the Receiving Party and who are necessary for the use expressly licensed hereunder. Proprietary Information shall not include information that: (i) becomes public without breach of this Agreement by the Receiving Party, its officers, directors, employees or agents;
(ii) was previously in the Receiving Party's possession (in written or other recorded form) with no obligation to maintain confidentiality; (iii) was received from a third party not under any obligation of confidentiality to the Disclosing Party; or (iv) was developed by the Receiving Party's employees, agents, contractors, and/or representatives independently of, and without reference to, any Proprietary Information.

5. Services. Kana may provide professional services including customizations, modifications, or additions to the Software (as provided in a Statement of Work ("SOW"), agreed to in writing by the parties) training (as described in Schedule C hereto) and installation for the Software (collectively, the "Services"). Services may be amended from time to time by mutual agreement of the parties on a written request ("Change Request"). To the extent that any work of authorship, or invention derived from or directly relating to the Software is developed in the course of performance under this Agreement either party ("Work Product") Customer shall own such Work Product provided however that (i) Customer grants to Kana an unlimited, world-wide permanent, irrevocable, royalty-free, fully paid-up license to such Work Product (except to the extent that Work Product includes any technology of Customer not acquired from Kana under this Agreement); (ii) Customer agrees not to raise any claim or action against Kana for the infringement of any rights of Customer in such Work Product(except to the extent that Work Product includes any technology of Customer not acquired from Kana under this Agreement); and (iii) to the extent that such Work Product contains or reflects any Proprietary Information of Kana, Customer shall treat such Work Product as Proprietary Information of Kana and not disclose such Work Product to any third party. Notwithstanding anything to the contrary in this
Section 5, the provisions of this Section 5 shall not extend to any output, reports or campaigns created, any screen modifications or rules established by Customer in using the Software. Kana warrants that, for a period of thirty (30) days from the date of delivery to Customer of any Work Product that such Work Product will conform to the specifications provided in the relevant SOW. Warranty support for any Work Product, will be provided by the Kana Consulting group, and will be available only during regular business hours.

6. License Fee; Payment; Audit. Customer shall pay the license fee for the Software licensed in an Order as set forth in Schedule A hereto ("License Fee"). Customer shall pay the fee for any Services provided as set forth in an Order as set forth in Schedule A hereto("Services Fee"). Customer shall reimburse Kana for all reasonable out-of-pocket expenses actually incurred by Kana in performance of the installation and training services. Unless otherwise provided herein, fifty percent (50%) of all payments of all License Fees, Services Fees and expenses are due and payable immediately upon the execution of the applicable Order, and the remaining fifty percent (50%) is due and payable thirty (30) days after the date of Kana's invoice. All payments hereunder shall be made in U.S. Dollars in the United States. All such Fees are non-refundable and are exclusive of shipping, taxes, duties and the like, which shall be paid by Customer. All late payments shall be assessed a service charge of 1.5% per month to the extent allowed by law. Customer shall keep, maintain and preserve accurate records relating to Customer's obligations hereunder. Such records shall be maintained as confidential, but shall be available for inspection and audit as provided herein. Kana shall have the right upon, five days prior written notice, to have an independent auditor examine Customer's relevant, records and use of the Software for the purpose of verifying Customer's compliance with its obligations under this Agreement. Kana shall pay the fees and expenses of the auditor for the examination; provided that should any examination disclose a greater than five percent (5%) shortfall in the payments due Kana for the period being audited, Customer shall pay the reasonable fees and expenses of the auditor for that examination.

7. Maintenance. Maintenance for the Software, and all upgrades and new versions thereof, shall be provided to Customer pursuant to the Maintenance terms set forth in Schedule B hereto.

8. Termination. The license granted herein is effective unless terminated as provided in Schedule A or as otherwise terminated herein:

a. Termination by Customer. Customer may terminate this Agreement at any time upon written notice to Kana, provided that such termination will not limit Customer's payment obligations hereunder to the extent arising prior to such termination.

b. Termination by Kana. Kana may terminate this agreement if Kana determines that (i) Customer has materially breached the terms of this Agreement; and
     (ii) Customer fails to cure that breach within thirty (30) days of Kana's notice to Customer. Notwithstanding the foregoing, Kana may immediately terminate this Agreement if it is determined that Customer has failed to materially comply with the terms and conditions Sections 3 (c) or 4 of this Agreement.

c. Effect of Termination. Upon termination of this Agreement, all licenses and rights granted hereunder shall terminate, Customer will cease all use of the Software, and Customer shall immediately return to Kana, the Software, all duplicates, and any Proprietary Information, together with any and all documents, notes and other materials relating to the Software, including, without limitation, all copies and extracts of the foregoing and all documentation and copies thereof, along with a signed written statement certifying that Customer has returned to Kana, and is no longer in possession of, any Software, duplicates, related documentation or any copies, portions or derivatives of any of the foregoing. Upon termination, Sections 2, 3, 4, , 5, 6, 8.c, 10, 13, and 14 will otherwise survive and remain in effect.

9. Warranties.

a. Software Warranty. Kana warrants that, for a period of sixty (60) days from the date of each Order (i) the Software identified in such Order will materially perform in accordance with the accompanying documentation; (ii) the medium upon which the Software is provided by Kana to Customer shall be free from defects in material and workmanship under normal use; and (iii) the Software is designed to be used prior to, during, and after the year 2000 and that it will operate during such time periods without error relating to date data which represent or reference different centuries or more than one century. Notwithstanding the foregoing, Customer acknowledges and agrees that the Software does not identify or remedy Year 2000 problems in third party operating systems or other applications not included in the Software and that the Software operates with the date information it receives. The foregoing Year 2000 Compliance Warranty shall not apply to Year 2000 problems caused by such external sources. Customer's sole and exclusive remedy for any breach of the foregoing Warranty shall be to have Kana modify such Software to correct the defect giving rise to such breach within a reasonable period, not to exceed an additional sixty (60) days from Kana's receipt of written notification of such defect from Customer ("Cure Period"). If, within said Cure Period, Kana determines that it is unable to modify the defective Software in such a way as to correct said defect, then Kana may terminate the License of such Software Product by giving written notice thereof to Customer within ten (10) days following the end of the Cure Period. In such event, Customer shall be entitled to a refund, upon the return of the Software to Kana, of any License Fee paid by Customer for such Software together with any unused, prepaid Maintenance Fees paid by Customer to Kana for such Software Products. Customer is not entitled to receive updates, releases and new versions of the Software under Kana's warranty obligations hereunder

b. Disclaimer. EXCEPT AS EXPRESSLY STATED HEREIN, THE SOFTWARE AND ANY RELATED SERVICES ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF PERFORMANCE, NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

10. Limitation of Remedies and Damages. ANY LIABILITY OF KANA WILL BE LIMITED TO PRODUCT REPLACEMENT OR, IF REPLACEMENT IS INADEQUATE OR IS IMPRACTICAL, TO REFUND OF THE LICENSE AND MAINTENANCE FEES. NEITHER PARTY SHALL BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR TERMS AND CONDITIONS RELATED THERETO UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY (A) FOR LOSS OR INACCURACY OF DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY, OR (B) FOR

ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO LOSS OF REVENUES, LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OR INACCURACY OF DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, ARISING OUT OF THE USE OF OR INABILITY TO USE THE SOFTWARE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER PARTY'S LIABILITY EXCEED THE AMOUNT PAID BY CUSTOMER FOR THE SOFTWARE. THE FOREGOING IS NOT HOWEVER INTENDED TO LIMIT THE LIABILITY OF EITHER PARTY ARISING AS A RESULT OF, (a) THE NEGLIGENT ACTS OF EMPLOYEES OF SUCH PARTY WHICH ARE UNRELATED TO THE USE OR PERFORMANCE OF THE SOFTWARE PRODUCT, AND WHICH RESULT IN PERSONAL INJURY OR PROPERTY DAMAGE, OR (b) THE BREACH OF EITHER PARTY'S CONFIDENTIAL OR PROPRIETARY INFORMATION, INTENTIONAL OR OTHERWISE, WHICH IS DETERMINED TO BE INCURABLE. Because some jurisdictions do not allow the exclusion or limitation of liability of consequential or incidental damages, the above limitation may not apply.

11. Government Use. If Customer is a unit or agency of the government, or acquiring the Software with government funds, the software and documentation are provided subject to Kana's standard commercial license; provided, however, that for any contracts with non-defense agencies subject to the FAR, the Government shall have the rights set forth in subparagraph (c) of FAR 52.227-19, "Commercial Computer Software-Restricted Rights," as applicable.

12. Intentionally omitted.

13. Equitable Relief. Each party acknowledges and agrees that due to the unique nature of the other Party's Proprietary Information, there may be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow Customer or third parties to unfairly compete with Kana resulting in irreparable harm to Kana and, therefore, that upon any such breach or threat thereof, Kana shall be entitled to seek injunctions and other appropriate equitable relief, in addition to whatever remedies it may have at law.

14. Miscellaneous. This Agreement is not assignable or transferable by Customer, and any such attempted assignment or transfer shall be void and without effect. This Agreement shall become effective as of the Effective Date and only upon its execution by both Kana and Customer. Each party will be and act as an independent contractor and not as an agent or partner of, or joint venturer with, the other party for any purpose related to this Agreement or the transactions contemplated by this Agreement, and neither party by virtue of this Agreement will have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof and without regard to the United Nations Convention on the International Sales of Goods. Venue for proceedings initiated against Kana shall be in San Mateo County, California, and venue for proceedings initiated against Customer shall be Allegheny County, Pennsylvania. In any action to enforce this Agreement the prevailing party will be entitled to costs and attorneys' fees. Any notice required or permitted hereunder shall be in writing and will be deemed to have been effectively given: (i) immediately upon personal delivery or facsimile transmission to the parties to be notified, (ii) one (1) day after deposit with a commercial overnight courier with tracking capabilities, or (iii) three (3) days after deposit with the United States Postal Service, by registered or certified mail, postage prepaid to the respective addresses of the parties as set forth above. The waiver by either party of a breach of this Agreement or any right hereunder shall not constitute a waiver of any subsequent breach of this Agreement; nor shall any delay by either party to exercise any right under this Agreement operate as a waiver of any such right. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement constitutes the entire agreement between the parties hereto related to the subject matter hereof, and any and all written or oral agreements are expressly cancelled. Any modifications of this Agreement must be in writing and signed by both parties hereto. Invoices, acknowledgements, purchase orders and other similar documents relating to products or services subject to this Agreement shall be binding only with respect to quantities ordered, the particular type of products or services ordered. Pre-printed purchase order terms and any other additional terms, and any terms in conflict with this Agreement, shall be void and of no effect. Notwithstanding anything else to the contrary in this Agreement, neither party shall be responsible for any matter beyond its reasonable control.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

KANA COMMUNICATIONS, INC.


By __________________________________


_____________________________________
Name  (Print)

_____________________________________
Title


CUSTOMER

By _________________________________


_____________________________________
Name  (Print)

_____________________________________
Title

                        [KANA COMMUNICATIONS, INC. LOGO]

                                   SCHEDULE B

               KANA COMMUNICATIONS, INC. MAINTENANCE SUPPORT TERMS


Kana Communications, Inc. ("Kana") will provide Maintenance Support (as described below) for the Software (licensed in Schedule A to Customer's Software License Agreement).

1. SUPPORT

Kana shall make available the following Maintenance Support for the Software to Customer upon payment by Customer to Kana of the associated Maintenance Fee. Maintenance Support shall include (i) World Wide Web based support to cause the Software to perform in accordance with its documentation in all material respects, (ii) telephone support services for diagnosis of problems or performance deficiencies of the Software and cause the Software Product(s) to perform in accordance with the documentation in all material respects, available to Customer during Kana's normal business hours, defined as 6:00 AM through 6:00 PM pacific time (excluding holidays and weekends), (iii) distribution of upgrades and bug fixes as are distributed generally by Kana at no additional charge to Kana's other software maintenance customers for such Software, and
(iv) Kana will use diligent efforts to cure, as described below, reported and reproducible errors in the Software. Kana utilizes the following four (4) severity levels to categorize reported problems:

SEVERITY 1 CRITICAL BUSINESS IMPACT

The impact of the reported deficiency is such that the Customer is unable to either use the Software or reasonably continue work using the Software. Kana will commence work on resolving the deficiency within one (1) hour of notification and will engage staff continuously until a resolution is achieved.

SEVERITY 2 SIGNIFICANT BUSINESS IMPACT

The impact of the reported deficiency is such that important features of the Software are not working properly while other areas of the Software are not impacted, and such deficiency has created a significant, negative impact on the Customer's productivity or service level. Kana will commence work on resolving the deficiency within two (2) hours of notification and will engage staff during business hours until an acceptable resolution is achieved.

SEVERITY 3 SOME BUSINESS IMPACT

The impact of the reported deficiency is such that important features of the Software are unavailable, but an alternative solution is available or non-essential features of the Software are unavailable with no alternative solution. The customer impact, regardless of product usage, is minimal loss of operational functionality or implementation resources. Kana will commence work on resolving the deficiency within one (1) business day of notification and will engage staff during business hours until an acceptable resolution is achieved.

SEVERITY 4 MINIMAL BUSINESS IMPACT

The impact of the reported deficiency is such that Customer submits a Software information request, software enhancement or documentation clarification which has no operational impact. The implementation or use of the Software by the Customer is continuing and there is no negative impact on productivity. Kana will provide an initial response regarding the request within one (1) business day.

With respect to severity one (1) reported deficiencies, Kana may, with the concurrence of the Customer, elect to send senior support or development staff to the Customer location to accelerate problem resolution. Kana will be responsible for the costs associated with this escalated problem resolution if the problem is determined to be related to supported Software. Kana may, in its sole discretion, offer 24x7 Premium Support for any Software to Customer. In the event that Customer elects to purchase such Premium Support for any Software, Customer shall be entitled to receive telephone support for Severity 1 (Critical Business Impact) problems for such Software 24 hours per day, 365 days per year.


                           Kana Communications, Inc.
                     Software Support and Maintenance Terms
                                     Page 1

2. UPGRADES

So long as Customer has met all of its obligations hereunder (including, without limitation, its obligation to pay the Maintenance Fee for the then current term), Kana will provide the Customer with patches, updates, releases and new versions of the Software along with other generally available technical material. These maintenance materials including the Software may not be used to increase the licensed number of versions or copies of the Software. The Customer agrees not to transfer any prior version of the Software to any third party. All patches, updates, release and new versions shall be considered part of the Software and shall be subject to the license agreement related to the Software. Kana shall be responsible only for correcting errors in the Software. Errors attributable to Kana shall be those that are reproducible by Kana, through the use of reasonable efforts, on Software that has not been modified or operated in a manner not approved by Kana. Kana is not required to provide any Maintenance Support services relating to problems arising out of (i) Customer's failure to implement supported versions of the Software that are provided to Customer under this Agreement; (ii)changes to the operating system or environment except as permitted under the documentation provide with the Software; (iii) any alterations of or additions to the Software performed by parties other than Kana or at the direction of Kana; (iv) use of the Software in a manner for which it was not designed, as set forth in documentation provided with the Software; (v) accident, negligence, or misuse of the Software by a party other than Kana; (vi) introduction of data into any database used by the Software by any means other than the use of the Software; or (vii) use of the Software on equipment or in connection with third party software other than for which it was designed and licensed for use on. If it is determined that the problem was not related to the supported Software, and Customer requests Kana to do further work, then Customer hereby agrees to pay reasonable travel and lodging expenses in addition to Kana's standard consulting rates. Unless otherwise agreed to by the parties, travel time will be charged at consulting rates.

3. CUSTOMER OBLIGATIONS

Customer shall (i) obtain appropriate training for the Software as set forth in Schedule C; (ii) shall retain a reasonably qualified database administrator ("DBA") and shall ensure that such DBA is trained on the Kana Software; (iii) shall retain a reasonably qualified system administrator and shall ensure that such system administrator is trained on the Kana Software and on any third party products and platforms that are part of the configured environment for the Software; (iv) have all Designated Contacts (as defined below) trained on the Kana Software as set forth in Schedule C; and (v) allow Kana remote access to Customer's computers running the Software solely for the purposes of providing support and maintenance as provided herein, at times and for durations that are mutually agreeable to the parties.

4. WARRANTY

Kana will undertake all reasonable efforts to provide technical assistance under this agreement and to rectify or provide solutions to problems where the Software does not materially function as described in the Software documentation, but Kana does not guarantee that the problems will be solved or that any item will be error-free. These terms are only applicable to Kana Software running under the environments specified in the release notes for that product. Kana shall make available Maintenance Support for the then current and preceding major release of the Software, provided that Kana may discontinue any Software and stop offering support for any such Software twelve (12) months after such discontinuance. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, CONDITIONS OR PROMISES TO CUSTOMER OR ANY THIRD PARTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ARISING BY STATUTE, LAW, COURSE OF DEALING, CUSTOM AND PRACTICE OR TRADE USAGE. EXCEPT AS PROVIDED ABOVE, THE SERVICES AND MAINTENANCE ARE PROVIDES "AS IS".

5. PAYMENT

Pursuant to the terms of the Software License Agreement, Customer shall pay the maintenance fee for the Maintenance Support ("Maintenance Fee") as set forth in Schedule A to the Software License Agreement, provided, however, that the Maintenance Fee for the initial Maintenance Term for any Software shall be due and payable with the License Fee for such Software. The Maintenance Fee for each renewal term shall be at the then current rates for Maintenance Support of the Software and shall be due on or before the renewal date.


                           Kana Communications, Inc.
                     Software Support and Maintenance Terms
                                     Page 2

6. TERM

The Maintenance Term for the Software shall commence on the Effective Date of the Software License Agreement and shall run for a one (1) year period, with automatic renewal for one-year periods on each anniversary of the Effective Date, unless either party provides written notice of termination within sixty
(60) days prior to such anniversary date. Any current Maintenance Term may be terminated by Kana for non-payment or material breach which continues uncured by Customer within the cure period outlined in the License Agreement. All Maintenance Fees paid or due are non-refundable unless Kana has materially breached the maintenance terms and has failed to cure the breach after 30 days written notice, in which case the prorated portion of any prepaid unused Maintenance Fee would be refundable. Termination of Maintenance shall not terminate Customer's rights to use the Software as provided in the license Agreement.

7. GENERAL

Times by which Kana will perform under this agreement shall be postponed automatically to the extent that Kana is prevented from meeting them by causes beyond its reasonable control. Kana shall have no obligation to respond to requests for maintenance for Customer from anyone other than the following Designated Contacts and such requests shall not apply to determining Kana's response time:

Contact 1
Name:


-------------------------
Telephone #:

-------------------------
E-mail Address:

----------------------
Contact 2
Name:

------------------------
Telephone #:

-------------------------
E-mail Address:

----------------------

During the term of this agreement, the Customer may delete and add Designated Contacts by sending notification in writing on Customer's letter head and addressed to Kana's Director of Support. Kana may rely on such notice to make the change.


                           Kana Communications, Inc.
                     Software Support and Maintenance Terms
                                     Page 3

                        [KANA COMMUNICATIONS, INC. LOGO]


                                   SCHEDULE C
                   KANA COMMUNICATIONS, INC. TRAINING OPTIONS



THE KANA KNOWLEDGE CENTER

The Kana Knowledge Center offers premier instructional programs. The programs will be made for the fees provided on Schedule A to the Master License Agreement, or, if no fees are provided, at Kana's standard training fees.

LEARNING TRACKS

Based on your work experience and responsibility, learning tracks provide a suggested path for all training participants. Our learning tracks are divided into five categories, End User, Technical/Environmental, Functional, Developer, and Architect.

------------------ -------------------------------------------------------------
TRACK              TRACK DESCRIPTION
------------------ -------------------------------------------------------------
End User           Who is the End User?
                   An End User or individual who uses Kana products on a daily basis. For example, the Customer Service Agent who uses Kana
                   Response to answer email or the Marketing Manager that sends out direct mail from Kana Connect.

                   What is the End User Track?
                   The End User track provides comprehensive training to these individuals, thereby providing them with the knowledge and tools to effectively perform their job.
------------------ -------------------------------------------------------------
Functional         Who is the Functional User?
                   The Functional User is typically the individual who performs analysis and solution design. The Functional User will receive a strong understanding of the product and all administration and configuration associated to that product.
                   They will also learn the product workflow and content design.

                   What is the Functional Track?
                   Understanding an organization's business environment and how the Kana solution can support and improve the organization, is the main objective behind the Functional track. Through these courses, Functional Users will learn to design and
                   implement an efficient and effective solution for their
                   clients.
------------------ -------------------------------------------------------------
Technical/         Who is the Technical User?
Environmental      Technical Users will learn how to prepare the environment for an install as well as complete the installation and configuration of all administration modules. They will also learn how to handle system-related administration, including modifying registry keys, server parameters, and settings. The
                   Technical User should be familiar with the OS, Internet protocols, database administration, and SQL.

                   What is the Technical Track?
                   A well-trained Technical User will optimize system
                   performance and processing, thereby reducing costs resulting from poor system performance. In addition, as your business grows and changes the Technical User will be become an
                   invaluable asset when your solution requires advanced
                   configuration. The technical track will provide the knowledge and tools necessary to conduct this level of support.
------------------ -------------------------------------------------------------
Developer          Who is the Developer?
                   The Developer is typically called the Integrator or the Applications Developer. The Developer will learn to develop and implement integration scenarios and customization models on the Kana product.

                   The Application Developer should have extensive experience with a programming language like Java, Visual Basic, or C++. Knowledge of Active Server Pages is also important. In addition, they should be comfortable with SQL as well as database applications, including the use of Views.

                   What is the Developer Track?
                   Training provided through the Developer track prepares the
                   Developer to extend the product functionality through
                   customizations and integration to best suit an organization's unique business requirements.
------------------ -------------------------------------------------------------
Architect          Who is the Architect?
                   The architect will provide system design plans and project scope. The architect should have several years of development experience, as well as expertise in project management and application scope and design. They should have a good understanding of all underlying technologies.

                   What is the Architect Track?
                   By providing extensive, diverse training on all aspects of the product, this track will provide the architect with the knowledge to design an integrated and customized Kana Solution.
------------------ -------------------------------------------------------------

COURSES

----------------------------- --------------------------------------------------
COURSE BY KANA PRODUCT        COURSE DESCRIPTION
----------------------------- --------------------------------------------------
KANA RESPONSE
----------------------------- --------------------------------------------------
Installation,                 This is the core module for understanding Kana
Configuration &               Response from a technical perspective and having
Troubleshooting               the ability to install, configure, and
                              troubleshoot the solution.

                              Appropriate audience: Technical/Environmental and
                              Architect
----------------------------- --------------------------------------------------
Kana Data Model               Understanding the Kana Data Model is critical for
                              reports administrators as well as administrators needing to access data directly from our database.
                              This course provides a detailed look at our data model, including foreign key relationships, views, and stored procedures.

                              Appropriate audience: Technical/Environmental,
                              Architect, and Developer
----------------------------- --------------------------------------------------
Developing Your Content       Providing a methodology on content and workflow
                              development is key to a successful implementation.
                              This course describes the information gathering process consultants will complete with customers that will provide them with a highly effective solution for their particular business needs.

                              Appropriate audience: Functional and Architect
----------------------------- --------------------------------------------------
End User Train the            For partners that will be conducting end user
Trainer                       training as part of the implementation, we
                              provide train-the-trainer programs that enable you to conduct various aspects of training as part of the implementation. In addition, we provide various tools and resources that partners can use while conducting this training. The train-the-trainer program is handled on an onsite, customized basis only.

                              Appropriate audience: Functional
----------------------------- --------------------------------------------------
CSR Web-based Training        Agent Training provides CSRs and other end users
                              the skills necessary to use our client
                              applications to answer email. This application is available in a WBT on our website.

                              Appropriate audience: End User
----------------------------- --------------------------------------------------
KANA CLASSIFY
----------------------------- --------------------------------------------------
Building & Deploying a        This course discusses all aspects involved with
Model                         implementing the Kana Classify advanced automation
                              technology. It covers pre-installation issues, the building of Kana Classify models, using Kana
                              Classify with the Rules Engine, and advanced debugging techniques.

                              Appropriate audience: Technical/Environmental,
                              Architect, and Developer
----------------------------- --------------------------------------------------
KANA FORMS
----------------------------- --------------------------------------------------
Installation,                 To obtain a conceptual understanding about Kana
Configuration &               Forms, this course provides a brief overview on
Troubleshooting               Kana Forms features and functionality. This course
                              primarily focuses on the process of installing and configuring Kana Forms. In addition, this course offers helpful advice on troubleshooting potential issue after and during the install and configuration of Kana Forms.

                              Appropriate audience: Technical/Environmental,
                              Architect, and Developer
----------------------------- --------------------------------------------------
KANA CONNECT
----------------------------- --------------------------------------------------
Architecture &                Kana Connect: Architecture and Deployment is a
Deployment                    training program intended for various groups of
                              audience to understand the product from functional and technical perspectives. The course will cover a wide range of topics related to Kana Connect from Electronic Direct Marketing (EDM) concepts to demonstration of system installation.

                              Appropriate audience: Functional,
                              Technical/Environmental and Architect
----------------------------- --------------------------------------------------
KANA CONDUITS
----------------------------- --------------------------------------------------
Kana Conduits SDK             This course provides an introduction to developers
                              and integrators on how to develop custom application and integration using Kana Conduits.

                              Appropriate audience: Architect and Developer
----------------------------- --------------------------------------------------
Core Conduits                 This course provides an introduction for
                              developers and integrators on how to develop core conduits to extend the functionality and provide enterprise integration for the Kana Response product.

                              Appropriate audience: Architect and Developer
----------------------------- --------------------------------------------------

                        [KANA COMMUNICATIONS, INC. LOGO]


                                   SCHEDULE D
                      KANA COMMUNICATIONS, INC. ORDER FORM



                                AMENDMENT NO. ___
                                       TO
                   SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

This Amendment No. __ ("Amendment") to the Software License and Maintenance Agreement ("Agreement") dated _________ by Kana Communications, Inc. ("Kana") and _________ ("Customer") is entered into as of this __ day of ______, 200_.

WHEREAS, Customer desires to purchase license to Software and/or Services (collectively, "Products") as provided in the Agreement,

NOW THEREFORE, the parties agree as follows:

Customer agrees to purchase the Products set forth below, for the fees set forth in the Agreement, subject to the terms of the Agreement, provided, however, that if no Products are specified hereunder, the Products shall be as specified on Schedule A to the Agreement.

All other terms of the Agreement shall continue in effect as set forth therein. In the event of any conflict between the terms of this Addendum and the Agreement, the terms of the Agreement shall prevail.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by their proper representatives thereunto duly authorized.

KANA COMMUNICATIONS, INC.             CUSTOMER ("______________")

By: ______________________________    By: _______________________________

Name: ____________________________    Name: _____________________________

Title: ___________________________    Title: ____________________________

                          EXHIBIT A TO AMENDMENT NO. __

                          [IDENTIFY PRODUCTS PURCHASED]

                                     SUPPORT


Level 1 Support

Support provided by SERVICEWARE to it's End Users, either by telephone, modem or on site, for the purpose of providing "how-to" information, environmental problem isolation or correction of End User errors.

Level 2 Support

Support provided by SERVICEWARE to its End Users, either by telephone, modem or on-site, for the purpose of diagnosing, product isolation and duplication of technical problems and providing preventive maintenance in accordance with Serviceware service and maintenance guidelines. Support includes installation or replacement of hardware and installation or reinstallation of software and/or patches. Support also includes diagnosis of difficulties caused by or related to Local Area Network or external telecommunications connectivity or devices.

Level 3 Support

Support provided by Serviceware Technical Support either by telephone or modem, when SERVICEWARE'S Level 2 Support activities have failed to solve a problem, . Such support includes advanced diagnostic services. Level 3 Support will provide a complete resolution, a temporary fix or alternative procedure restoring full service. When a temporary fix or alternative procedure is provided, a complete resolution will be supplied as soon as practical thereafter Level 3 Support will also submit Defects to Kana.

Development/Engineering Support

Support provided by KANA Engineering to KANA Technical Support when Level 3 Support is not successful, and passed on to SERVICEWARE, to provide higher level diagnostic services and corrective action that may include the development of patches or other product design or modification changes. Kana will also accept Defects from Serviceware Level 3 Support for resolution provided that they are clearly identified to have been a function of the Kana product.

OEM maintains an organization and process to provide support for the Software. Support under this Agreement shall include (i) diagnosis of problems or performance deficiencies of the Software and (ii) a resolution of the problem or performance deficiencies of the Software. OEM will provide telephone software support 24 hours a day, 365 days per year. OEM will use diligent efforts to cure, as described below, reported and reproducible errors in the Software. OEM utilizes the following four (4) severity levels to categorize reported problems:


SEVERITY 1 CRITICAL BUSINESS IMPACT

The impact of the reported deficiency is such that the End-Customer is unable to either use the Software or reasonably continue work using the Software. OEM will commence work on resolving the deficiency within one-half hour of notification.


SEVERITY 2 HIGH BUSINESS IMPACT

Important features of the Software are not working properly and there are no acceptable, alternative solutions. While other areas of the Software are not impacted, the reported deficiency has created a significant, negative impact on the End-Customer's productivity or service level. OEM will commence work on resolving the deficiency within one (1) hour of notification.

SEVERITY 3 MEDIUM BUSINESS IMPACT

Important features of the Software are unavailable, but an alternative solution is available or non-essential features of the Software are unavailable with no alternative solution. The End-Customer impact, regardless of product usage, is minimal loss of operational functionality or implementation resources. OEM will commence work on resolving the deficiency within one (1) business day of notification.


SEVERITY 4 LOW BUSINESS IMPACT

End-Customer submits a Software information request, software enhancement or documentation clarification which has no operational impact. The implementation or use of the Software by the End-Customer is continuing and there is no negative impact on productivity. OEM will provide an initial response regarding the request within one (1) business week.


SUPPORT FOR OEM Kana will maintain an organization and process to provide support for the Software . Support shall include (i) diagnosis of problems or performance deficiencies of the Software and (ii) a resolution of the problem or performance deficiencies of the Software. Kana will provide telephone software support on a business day basis. Business day is defined as 6:00 AM through 6:00 PM pacific time, excluding holidays and weekends with provisions for 24by7 Emergency phone support for Critical and High Business Impact Calls with Response times of 30 minutes for Critical and 60 minutes for High. OEM shall be permitted access to remotely accessible tools and/or informational databases if and when they become available.


MAINTENANCE

During the term of this agreement, Kana will provide the OEM with copyrighted patches, updates, releases and new versions of the Software along with other generally available technical material. These maintenance materials including the Software may not be used to increase the licensed number of versions or copies of the Software. OEM agrees not to use or transfer the prior version but to destroy or archive the prior version of the Software. All patches, updates, release and new versions shall be considered part of the Software and shall be subject to the license agreement related to the Software. The foregoing and any other support to be provided by Kana is subject to payment to Kana of the support fees set forth on Exhibit A. Kana will provide Serviceware the same level of service(s) as above during the Warranty period.


SERVICEWARE'S OBLIGATIONS BEFORE REQUESTING SERVICE FROM KANA

In all cases, prior to requesting support from KANA, OEM shall take steps to ensure that a problem is not caused by the End-Customer's operating system, telephone system, telephony service provider, Local Area Network or software/hardware not furnished by KANA. OEM shall also attempt to correct the problem by utilizing its KANA-trained personnel to perform system diagnosis and shutdown/restart procedures to diagnose or correct problems in accordance with KANA service and maintenance guidelines.


ESCALATION PROCEDURE

KANA shall incorporate a procedure to prioritize each service call received from OEM and, when appropriate, notify KANA Management and, as agreed, OEM management to ensure serious system problems are communicated and resolved promptly.

Unless otherwise noted, all hours are clock hours not business hours.

Critical - 30 min. response.

High - 60 min. response.

Medium -  1 business day

Low -  5 business days

TRAINING AND TROUBLESHOOTING TOOLS AND GOALS

OEM should have access to Kana End-User and Maintenance training, including Kana internal training courses to prepare and enable OEM Support Personnel to deliver the services as stated in the Description section under Level 1, 2 and 3 Support. OEM will also have access to Kana troubleshooting tools and guides in support of products resold under this agreement. In connection with training, Kana will make available to OEM general courseware, syllabus, laboratory exercises, tests and post training evaluations. forms Pricing for such training shall be as set forth on Exhibit A. To the extent available, Kana will provide OEM with WEB access to information and documentation.

REPORTING

KANA shall offer SERVICEWARE reports on the number of calls received from SERVICEWARE and status of defects affecting SERVICEWARE'S sites, including current open and closed calls and their associated priority. Information shall be provided in a format and at a frequency mutually agreed to by SERVICEWARE and KANA. KANA may, based upon report information, recommend that SERVICEWARE'S personnel attend refresher training classes if the number of calls for assistance has been unusually high.


EXCLUSIONS

Kana shall not be responsible for correcting any errors not attributable to Kana. Kana is not required to provide any Support relating to problems arising out of:

         a.       altered, damaged, or modified Software;

         b. Software that is not the most current release or the immediately previous release, or where it is within 6 months following the release of the current release, the second release prior to the current release;

         c. Software problems caused by OEM or End-Customer's negligence, abuse, or misapplication, by use of the Software other than as specified in the Documentation, or by other causes beyond the control of Kana; or

         d. Software installed on any computer hardware or operating system not supported by Kana.